EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53367, 333-106079 and 333-150024 on Form S-3 of our report dated March 2, 2009 (May 19, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), and related disclosure in Notes 3, 9, 10, 11, and 21) relating to the financial statements of Public Service Company of New Mexico (which expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of  Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006, and Financial Accounting Standards Board Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and Statement of Financial Accounting Standards No. 157, Fair Value Measurements in 2008, and retrospective adjustments related to the adoption of SFAS 160), and our reports dated March 2, 2009, relating to the financial statement schedules and internal control over financial reporting of Public Service Company of New Mexico and subsidiary, appearing in the Current Report on Form 8-K of Public Service Company of New Mexico and subsidiary dated May 19, 2009.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 19, 2009